Exhibit 99.1

SOUTHWEST CASINO CORPORATION STRIKES NEW OWNERSHIP
DEAL FOR RUNNING ACES HARNESS PARK

Transaction Intended to Improve Track’s Financial Future and Preserve Jobs

Minneapolis, MN - October 23, 2008 — Southwest Casino Corporation (OTCBB: SWCC) representatives announced today they have completed a transfer of its ownership interest in North Metro Harness Initiative, LLC to Black Diamond Commercial Finance, L.L.C. that is intended to improve the long-term viability and preserve hundreds of jobs at Running Aces Harness Park, the popular, state-of-the art card room and harness racing track in Columbus, MN.

“We remain committed to the success of Running Aces and its continuing to contribute to the City of Columbus, Anoka County and the State of Minnesota in the form of jobs, taxes and economic activity,” Southwest CEO James Druck said.

On October 19, Southwest Casino Corporation and its wholly owned subsidiary, Southwest Casino and Hotel Corp., transferred its 50% membership interest in North Metro Harness Initiative, LLC to Black Diamond. In exchange, Southwest receives:

•                  The option to repurchase its 50% Membership Interest in Running Aces.

•                  The retention of Southwest’s right to receive preferential distributions for previous cash advances and loans made by Southwest to North Metro.

•                  Relief from a limited guaranty by Southwest of a portion of North Metro’s debt.

Druck said he is encouraged by the financial capabilities of the new ownership group. He said the marketing dollars and working capital that Southwest understands Black Diamond intends to provide are “essential to the track’s future.”

Southwest, meanwhile, will provide consulting services to Black Diamond for four months. “We look forward to working with Black Diamond to insure improved operating results and, ultimately, the ability to repurchase our 50% equity interest in the track,” Druck said.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities.  Southwest owns and operates the Gold Rush Hotel and Casino and Gold Digger’s Casino in Cripple Creek, Colorado.  Southwest also provides consulting services to Palace Resorts in connection with the development of a casino at its luxury resort under construction in Punta Cana, Dominican Republic and has entered into an agreement to manage the casino after it opens in early 2009.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of to sell or solicitation of an offer to buy any securities.

This Press Release contains forward-looking statements about Southwest’s ongoing business. These forward-looking statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially.  Many of those risks are described in the Risk Factors section of Southwest’s Quarterly Report on Form 10-Q filed August 14, 2008.  Other risks applicable to these forward-looking statements are described elsewhere in the Quarterly Report and the company’s Annual Report on Form 10-KSB filed March 31, 2008 as well as the company’s other periodic reports filed with the Securities and Exchange Commission. Southwest does not undertake to update any forward-looking statements it makes; but may choose from time to time to update them and, if it does, will disseminate the updates to the investing public.

Contact:

Southwest Casino Corporation

Thomas E. Fox, 952-853-9990

President

Or

Investor Relations:

Strategic Growth International

Stan Altschuler, 212-838-1444

saltschuler@sgi-ir.com

or

Richard Cooper, 212-838-1444

rcooper@sgi-ir.com